Exhibit 5.1

Reed Smith LLP 599 Lexington Avenue New York, NY 10022-7650 +1 212 521 5400 Fax +1 212 521 5450 reedsmith.com

June 28, 2012

Heckmann Corporation

300 Cherrington Parkway, Suite 200

Coraopolis, Pennsylvania 15108

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Heckmann Corporation, a Delaware corporation (the “Company”), and as special counsel to Heckmann Water Resources Corporation, a Texas corporation (“HWR”), Heckmann Water Resources (CVR), Inc., a Texas corporation (“CVR”), 1960 Well Services, LLC, an Ohio limited liability company (“1960”), HEK Water Solutions, LLC, a Delaware limited liability company (“HEK”), Heckmann Environmental Services, Inc., a Delaware corporation (“HES”) (formerly known as Heckmann Hydrocarbons Holdings Corporation), TFI Holdings, Inc., a Delaware corporation (“TFI Holdings”) and Thermo Fluids Inc., a Delaware corporation (“TFI” and, collectively with HWR, CVR, 1960, HEK, HES, TFI Holdings and TFI, the “Subsidiary Guarantors,” and collectively with the Company, the “Issuers”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of $250 million aggregate principal amount of the Company’s 9.875% Senior Notes due 2018 (the “Exchange Notes”) to be offered in exchange (the “Exchange Offer”) for the Company’s outstanding 9.875% Senior Notes due 2018 (the “Old Notes”) that were issued pursuant to the Indenture, dated as of April 10, 2012 (the “Indenture”), among the Company, HWR, CVR, Heckmann Water Resources (Excalibur) (“Excalibur”), Inc., 1960, HEK and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of April 10, 2012 (the “First Supplemental Indenture”), between the Company, Excalibur, the Subsidiary Guarantors and the Trustee, as contemplated by the Registration Rights Agreement, dated as of April 10, 2012 (the “Registration Rights Agreement”), among the Company, Excalibur, the Subsidiary Guarantors and Jefferies & Company, Inc., Credit Suisse Securities (USA) LLC and Wells Fargo Securities, LLC, as initial purchasers of the Old Notes. This opinion is being delivered to you in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act for filing as an exhibit to the Registration Statement on Form S-4 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “SEC”) on or about the date hereof.

In connection herewith, we have examined (i) the Registration Statement, (ii) the Indenture, (iii) the First Supplemental Indenture, (iv) the Old Notes, (v) the Registration Rights Agreement, (vi) the Statement of Eligibility of the Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended (the “TIA”), to be filed as an exhibit to the Registration Statement, (vii) the form of the Exchange Notes, (viii) the form of the related guarantees of the Subsidiary Guarantors (the “Guarantees”), (ix) the Texas Certificate of Merger including related

Heckmann Corporation

June 28, 2012

resolutions of CVR and the Oklahoma Certificate of Ownership and related resolutions of Excalibur, each relating to the merger of Excalibur into its parent CVR, and (x) such corporate records, certificates and other documents as we have considered necessary or appropriate for purposes of this opinion.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as facsimile, electronic, certified, photostatic, reproduced or conformed copies and the authenticity of the original of all such copies, that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. In making our examination of executed documents, we have assumed that the parties thereto other than the Company, HEK, HES, TFI Holdings and TFI, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and, except as expressly set forth in the opinion below, the validity and binding effect thereof on such parties. We have also assumed that the Company and the Subsidiary Guarantors have complied and will comply with all aspects of the laws of all relevant jurisdictions in connection with the transactions contemplated by, and the performance of their obligations under, the Exchange Offer, other than the laws of the State of New York, the Delaware General Corporation Law and the Delaware Limited Liability Company Act insofar as we express our opinions herein. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

On the basis of the foregoing and subject to the qualifications and assumptions set forth herein, we are of the opinion that when (A) the Registration Statement has been declared effective, (B) the Indenture has been duly qualified under the TIA, and (C) the Exchange Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and duly issued and delivered to the holders of Old Notes in exchange for the Old Notes and the guarantees related thereto, as described in the Registration Statement: (i) the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and (ii) each Guarantee of the Exchange Notes by a Subsidiary Guarantor will constitute a valid and binding obligation of such Subsidiary Guarantor, enforceable against such Subsidiary Guarantor in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization and similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such principles are considered in a proceeding in equity or law).

The opinion stated herein is limited to the laws of the State of New York and the Delaware General Corporation Law and the Delaware Limited Liability Company Act (including all related provisions of the Delaware Constitution and all reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution) (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any other jurisdiction nor to any other laws, statutes, ordinances, rules, or regulations. Insofar as the opinions expressed herein relate to matters governed by laws other than Opined on

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June 28, 2012

Law, we have assumed, without independent investigation, that such laws do not affect the opinion set forth herein. The manner in which any particular issue relating to the opinions herein would be treated in any actual court case would depend on part on the facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

The opinion set forth above is subject to the following further qualifications, assumptions and limitations:

(a)	in rendering the opinions set forth above, we have assumed that the Trustee’s certificates of authentication of the New Notes will have been manually signed by one of the Trustee’s authorized officers and that the Exchange Notes conform to the forms thereof examined by us;

(b)	we do not express any opinion as to the effect on the opinions expressed herein of the legal or regulatory status or the nature of the business of any party (other than with respect to the Company and the Subsidiary Guarantors to the extent necessary to render the opinions set forth herein);

(c)	we have assumed that the execution and delivery by the Company and the Subsidiary Guarantors of the Indenture and the performance by the Company and the Subsidiary Guarantors of their obligations thereunder does not and will not violate, conflict with or constitute a default under (i) any law, rule, or regulation to which the Company or the Subsidiary Guarantors or any of their respective subsidiaries is subject, (ii) any judicial or regulatory order or decree of any governmental authority or (iii) any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority (except we do not make the assumption set forth in clauses (i) through (iii) with respect to Opined on Law); and

(d)	to the extent any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions of the Indenture, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401, 5-1402 (McKinney 2001) and N.Y. C.P.L.R. 327(b) (McKinney 2001) and is subject to the qualification that such enforceability may be limited by public policy considerations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is rendered as of the date hereof, and we express no opinion as to, and disclaim any understanding or obligation to update this opinion in respect of, any changes in applicable law or changes of circumstances or events that occur subsequent to the date hereof.

Heckmann Corporation

June 28, 2012

We consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Very Truly Yours,

/S/ REED SMITH LLP